Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Tax-Free Reserves:

We consent to the use of our reports dated February 18, 2005, incorporated herein by reference, with respect to the financial statements of the Money Market, Limited-Term, Long-Term and Vermont Municipal Portfolios, each a series of Calvert Tax-Free Reserves, as of December 31, 2004, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accountants and Custodians" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 28, 2005